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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    D'Alonzo                        Marco
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   (Last)                           (First)             (Middle)

                            275 Commercial Blvd. #260
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                                    (Street)

LAUDERDALE BY THE SEA,                FL.                33308
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   (City)                           (State)              (Zip)


2. Issuer Name and Ticker or Trading Symbol

                        Health Express USA, Inc. (HEXS)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

                               May 2000
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5. If Amendment, Date of Original (Month/Year)

                                      N/A
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                             Chief Operating Officer
                     -------------------------------------
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7. Individual or Joint/Group Filing (Check applicable line)

   [   ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                             6.
                                                          4.                                5.               Owner-
                                                          Securities Acquired (A) or        Amount of        ship
                                           3.             Disposed of (D)                   Securities       Form:     7.
                                           Transaction    (Instr. 3, 4 and 5)               Beneficially     Direct    Nature of
                           2.              Code           -------------------------------   Owned at End     (D) or    Indirect
1.                         Transaction     (Instr. 8)                     (A)               of Month         Indirect  Beneficial
Title of Security          Date            ------------       Amount      or     Price      (Instr. 3        (I)       Ownership
(Instr. 3)                 (mm/dd/yy)       Code     V                    (D)               and 4)           (Instr.4) (Instr. 4)
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
Common Stock               5-30-2000          S                8,800       D                2,203,618
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
* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

* Shares acquired Pursuant to the terms of a January 4, 2000 Employment Agreement with the issuer for services provided and to be provided as chief financial officer of the issuer.

           /s/ Marco D'Alonzo                                   6/9/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see instruction 4(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                   Page 2 of 2